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                           INVESTOR RIGHTS AGREEMENT


     INVESTOR RIGHTS AGREEMENT, dated as of _______ __, 2000 (this "AGREEMENT"), by and among Convergent Holding Corporation, a Delaware corporation ("PARENT"), Schlumberger Technology Corp., a Texas corporation ("STC") and Cinergy Ventures, LLC ("CINERGY").

                              W I T N E S S E T H:

     WHEREAS, Cinergy desires to enter into an arrangement concerning the right of Cinergy to demand redemption of the shares of Common Stock owned by Cinergy on the date of this Agreement (the "SHARES"); and

     WHEREAS, Parent, Cinergy, STC and certain management investors have entered into a Stockholders' Agreement governing matters such as the transfer and registration of the Shares (as hereafter defined), operation and governance of Parent and other related matters (the "STOCKHOLDERS' AGREEMENT"); and

     WHEREAS, Parent, STC, Cinergy and certain management investors have entered into a Subscription and Contribution Agreement providing for the initial capitalization of Parent (the "SUBSCRIPTION AGREEMENT").

     NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements in this Agreement, the parties hereto, intending to be legally bound, agree as follows:

     Section 1. REDEMPTION. Notwithstanding Section 2.5 of the Stockholders' Agreement, Cinergy shall be entitled to the following right of redemption.

          (a) Parent shall cause the Fair Market Value per Share to be determined as of the third anniversary of the date hereof in accordance with
Section 2. When the Fair Market Value per Share has been determined, Parent shall promptly notify (the "REDEMPTION NOTICE") Cinergy of such Fair Market Value. Cinergy shall have thirty days following the receipt of the Redemption Notice in which to deliver to Parent a written redemption demand (a "REDEMPTION DEMAND") that Parent shall redeem all, or any portion of, the Common Stock (as requested in the Redemption Demand), for a per share purchase price (the "REDEMPTION PRICE") equal to the greater of (i) the Fair Market Value or (ii) $8.00. The closing of such purchase and sale shall occur at the offices of Parent on such business day reasonably selected by Parent, but not on a date less than forty days nor more than 90 days after delivery of the Redemption Notice (the "REDEMPTION DATE"). From and after the Redemption Date, the rights of Cinergy as a stockholder of Parent, with respect to any Shares redeemed, shall cease and the certificates representing the redeemed Shares shall thereafter represent only the right to receive the applicable Redemption Price upon surrender of such certificates to Parent.

          (b) Parent shall pay the applicable Redemption Price in immediately available funds against delivery of the stock certificates representing the applicable Shares (or, in lieu of delivery of lost, stolen or destroyed certificates, an agreement to indemnify Parent from

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any loss incurred by it in connection with such certificates). If Parent is prevented from redeeming or making full payment for the Shares by any legal or contractual restriction, Parent shall then redeem the maximum number of Shares from Cinergy as permitted free from any legal or other restrictions and STC shall purchase the remaining Shares included in Redemption Demands for the Redemption Price.

          (c) STC shall cause Parent to fully, faithfully and timely perform the Parent's obligations under this Section 1.

     Section 2. DETERMINATION OF FAIR MARKET VALUE; PAYMENT FOR SHARES. For purposes of Section 1, Fair Market Value shall be determined in accordance with the procedures set forth in Section 2.6 of the Stockholders' Agreement.

     Section 3. RIGHT IN THE EVENT THE DRAG-ALONG RIGHT IS EXERCISED. Notwithstanding Section 2.2 (d)(i) of the Stockholders' Agreement, in the event that the Drag-Along Seller exercises its Drag-Along Right pursuant to Section
2.2 of the Stockholders' Agreement, the per share consideration payable to Cinergy in the Sale of Parent (whether through the direct or indirect Transfer of its shares in the Parent or through a liquidation of the Parent following a sale of all or substantially all of the Parent's assets) must be equal to the greater of (i) the same price per share as the Drag-Along Seller, (ii) at least ninety percent (90%) of the then Fair Market Value of such shares, as the same may be determined in accordance with the procedures set forth in Section 2.6 of the Stockholders' Agreement, or (iii) $8.00.

     Section 4. BINDING EFFECT OF STOCKHOLDERS' AGREEMENT. The parties hereto acknowledge that they are bound by all provisions of the Stockholders' Agreement, except for Section 2.2 and Section 2.5 of the Stockholders' Agreement to the extent modified by the parties to this Agreement. To the extent that there is a conflict between the provisions of this Agreement and the Stockholder's Agreement, the provision of this Agreement shall prevail.

     Section 5. AMENDMENT. Any provision of this Agreement may be amended, waived or modified if, but only if, such amendment, waiver or modification is in writing and is signed by the parties hereto and thereto.

     Section 6. BINDING EFFECT; BENEFITS. This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and permitted assigns. Except as expressly provided herein, nothing in this Agreement is intended to confer on any persons or entities, other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement. Any transfer in violation of the provisions of this Agreement shall be null and void.

     Section 7. FURTHER ASSURANCES. Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

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     Section 8. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by an internationally recognized overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)  if to Parent or STC, to:

               c/o Schlumberger Limited
               277 Park Avenue
               New York, New York  10172
               Attention:  General Counsel
               Telephone No.:  (212) 350-9100
               Telecopy No.:

               with a copy (which shall not constitute notice) to:

               Brobeck, Phleger & Harrison LLP
               370 Interlocken Boulevard, Suite 500
               Broomfield, Colorado  80021
               Attention:  Richard R. Plumridge
               Telephone No.:  (303) 410-2014
               Telecopy No.:  (303) 410-2199

               and

          (b)  if to Cinergy, to:

               Cinergy Ventures, LLC
               221 E. Fourth Street, Suite 30
               Cincinnati, Ohio  45201
               Attention:  Larry E. Thomas
               Telephone No.:  (513) 287-2488
               Telecopy No.: (513) 287-2433

               with a copy (which shall not constitute notice) to:

               Cinergy Ventures, LLC
               221 E. Fourth Street, Suite 30
               Cincinnati, Ohio  45201
               Attention:  Jerome A. Vennemann, General Counsel
               Telephone No.:  (513) 287-3023
               Telecopy No.: (513) 287-2433

     Section 9. SEVERABILITY. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the invalid, void or unenforceable term

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or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to and shall, subject to the discretion of such court, reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

     Section 10. HEADINGS. The headings of the sections of this Agreement are inserted for convenience only and shall not constitute a part of this Agreement.

     Section 11. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

     Section 12. RIGHTS CUMULATIVE; WAIVER. The rights and remedies of Cinergy, STC and Parent under this Agreement shall be cumulative and not exclusive of any rights or remedies which any party hereto would otherwise have hereunder or at law or in equity or by statute, and no failure or delay by any such party in exercising any right or remedy shall impair any such right or remedy or operate as a waiver of such right or remedy, nor shall any single or partial exercise of any power or right preclude such party's other or further exercise or the exercise of any other power or right. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by any party hereto to exercise any right or privilege hereunder shall be deemed a waiver of such party's rights or privileges hereunder or shall be deemed a waiver of such party's rights to exercise the same at any subsequent time or times hereunder. No waiver by any party hereto of any right, power or remedy under any of such investments shall be effective unless given in writing by such party.

     Section 13. TERMINATION. This Agreement may be terminated upon the written agreement of all of the parties hereto. This Agreement shall automatically terminate and have no further force or effect on any party hereto in connection with the effectuation of Parent's initial registered public offering of capital stock under the Securities Act of 1933, as amended, effective as of the consummation of such offering.

     Section 14. INTERPRETATION. When a reference is made in this Agreement to a section or article, such reference shall be to a section or article of this Agreement unless otherwise clearly indicated to the contrary. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, appendix and schedules of this Agreement unless otherwise specified. The plural of any defined term shall have a meaning correlative to such defined term, and words denoting any gender shall include all genders and the neuter. Where a word or phrase is defined herein, each of its other grammatical forms shall have a

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corresponding meaning. A reference to any party to this Agreement or any other agreement or document shall include such party's successors and permitted assigns. A reference to any legislation or to any provision of any legislation shall include any modification, amendment or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. No prior draft nor any course of performance or course of dealing shall be used in the interpretation or construction this Agreement. Defined terms used herein but not defined shall have the meaning ascribed to such terms in the Stockholders' Agreement.

     Section 15. WAIVER OF JURY TRIAL. Each party acknowledges and agrees that any controversy which may arise under this agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this agreement or the transactions contemplated by this agreement. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each such party understands and has considered the implications of this waiver, (iii) each such party makes this waiver voluntarily, and (iv) each such party has been induced to enter into this agreement by, among other things, the waivers and certifications in this Section 15.

     Section 16. COUNTERPARTS. This Agreement may be executed in one or more counterparts (whether delivered by facsimile or otherwise), each of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties.

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     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth above.

                                       CONVERGENT HOLDING CORPORATION

                                       By:
                                          ---------------------------
                                       Name:
                                            -------------------------
                                       Title:
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                                       SCHLUMBERGER TECHNOLOGY  CORP.

                                       By:
                                          ---------------------------
                                       Name:
                                            -------------------------
                                       Title:
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                                       CINERGY VENTURES, LLC

                                       By:
                                          ---------------------------
                                       Name:
                                            -------------------------
                                       Title:
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